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EXHIBIT 5.1

August 24, 2001

Board of Directors
United Online, Inc.
2555 Townsgate Road
Westlake Village, California 91361

Re:	United Online, Inc. Registration Statement on Form S-4 for 40,385,082 Shares of Common Stock

Ladies and Gentlemen:

    We have acted as counsel to United Online, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 40,385,082 shares of the Company's Common Stock, par value $0.0001 per share (the "Shares"), pursuant to the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

    This opinion is being furnished in accordance with the requirements of Item 21(a) of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

    We have reviewed the Agreement and Plan of Merger, dated as of June 7, 2001, by and among NetZero, Inc., Juno Online Services, Inc., the Company, NZ Acquisition Corp. and JO Acquisition Corp., the Company's certificate of incorporation, as in effect on the date hereof, the Company's bylaws, as in effect on the date hereof, and corporate proceedings taken by the Company in connection with the issuance and sale of the Shares, as certified to us by an officer of the Company. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable.

    We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

    This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,
/s/ BROBECK, PHLEGER & HARRISON LLP

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EXHIBIT 5.1